Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (File Nos. 33-43560, 33-48724, 33-83848, 333-05117, 333-05119, 333-74831, 333-40220, 333-44752, and 333-88634) of Pacific Capital Bancorp of our report dated March 5, 2004 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 5, 2004